Exhibit 4.7

Description of legal services rendered by Hank Vanderkam of Vanderkam & Sanders

Partial payment for legal services rendered from August 1, 2001 through October 31, 2002 in connection with various securities & Exchange Commission matters and filings, various corporate law issues and various U.S. income tax matters.